Exhibit 99.1

DESTINATION MATERNITY CORPORATION

CONTACT:	Judd P. Tirnauer
Senior Vice President &
Chief Financial Officer
(215) 873-2278

For Immediate Release

DESTINATION MATERNITY CORPORATION

REPORTS SALES FOR DECEMBER 2008

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Company Projects First Quarter Earnings at Top End of Prior Earnings Guidance Range, Excluding Impact of Any Potential Goodwill Impairment Charge

Philadelphia, PA, January 8, 2009 — Destination Maternity Corporation (Nasdaq: DEST), the world’s leading maternity apparel retailer, today announced that net sales for the month of December 2008 decreased 9.2% to $45.6 million from $50.3 million reported for the month of December 2007.  The Company also announced that its comparable store sales for the month of December 2008 decreased 6.9% on a reported basis and decreased approximately 3% after adjusting for the “days adjustment calendar shift”.  The decrease in sales versus last year for the month of December 2008 resulted primarily from the decrease in comparable store sales, including the “days adjustment calendar shift” which the Company estimates hurt its reported comparable store sales by approximately 4 percentage points, and a decrease in Sears® leased department sales, due to the closure of all of the Company’s remaining leased departments within Sears stores during the month of June 2008.

Comparable store sales for December 2008 decreased 6.9% (based on 977 locations) versus a comparable store sales decrease of 7.6% (based on 1,417 locations) for December 2007.  Destination Maternity Corporation reports sales on a calendar month basis, rather than on a “4-5-4 retail fiscal calendar” where each fiscal week and fiscal month starts on a Sunday and ends on a Saturday.  Thus, for each calendar month, there is a “days adjustment calendar shift” which may help or hurt reported calendar month sales and comparable store sales due to different days of the week typically contributing more sales than other days of the week.  For December 2008, there was one less Saturday and Sunday and one more Tuesday and Wednesday compared to December 2007, which the Company estimates unfavorably impacted its reported comparable store sales for December 2008 by approximately 4 percentage points.  Thus, the Company’s comparable store sales for December 2008 decreased approximately 3% after adjusting for this “days adjustment calendar shift”.  The Company estimates that its January 2009 reported comparable store sales will be favorably impacted by approximately 4 percentage points, due to January 2009 having one more Friday and Saturday and one less Tuesday and Wednesday compared to January 2008.  The comparable store sales decrease of 7.6% for December 2007 was unfavorably impacted by approximately 1 percentage point due to having four Fridays in December 2007 compared to five Fridays in December 2006.

During December 2008, the Company opened no stores and closed four stores.  As of the end of December 2008, the Company operates 750 stores, 283 leased department locations and 1,033 total retail locations, compared to 772 stores, 772 leased department locations and 1,544 total retail locations operated at the end of December 2007.  The decrease in leased department locations at the end of December 2008 versus the end of December 2007 predominantly reflects the closure of the leased departments within Sears stores as compared to the 477 Sears leased departments operated by the Company at the end of December 2007.

Net sales decreased 5.6% to $134.8 million for the first quarter of fiscal 2009 ended December 31, 2008, from $142.9 million for the same period of the preceding year.  The decrease in sales versus last year resulted primarily from a decrease in Sears leased department sales, due to the closure of all of the Company’s remaining leased departments within Sears stores during the month of June 2008 and, to a much lesser extent, from reduced sales volume from the ongoing closure of certain underperforming stores and a slight decrease in comparable store sales.  Comparable store sales decreased 0.5% during the first quarter of fiscal 2009 (based on 964 locations) versus a comparable store sales decrease of 4.1% during the first quarter of fiscal 2008 (based on 1,352 locations).  For the quarter ended December 31, 2008, the Company opened seven stores, including two new multi-brand stores, which included the Company’s 20th Destination Maternity® superstore, and closed 11 stores, including three store closings related to multi-brand store openings.

Ed Krell, Chief Executive Officer of Destination Maternity Corporation, noted, “Although our sales for the month of December and our first quarter were somewhat lower than planned, we are very pleased that we project our earnings for the first quarter to be at the top end of our prior earnings guidance range, as a result of our very tight management of expenses, inventory levels and needed markdown levels.  Our revised projected first quarter earnings exclude the impact of any potential non-cash goodwill impairment charge, as discussed below.  As for our sales performance, although we experienced a slight decline in comparable store sales for the month (down approximately 3% after adjusting for the “days adjustment calendar shift”) and the quarter (down 0.5%), we believe our sales performance is very respectable in light of the extremely difficult overall retail environment of recent months and the significant comparable store sales declines experienced by many retailers.  As a result of our weaker than expected sales trend, our sales for the first quarter of $134.8 million were lower than our guidance range of $136.5 million to $138.5 million provided in our November 18, 2008 press release, with our comparable store sales decrease of 0.5% for the quarter lower than our guidance range for comparable store sales of between flat and up 1.5% for the first quarter.  However, we believe we are taking the right actions to manage our business in this tough environment, and with our tight management of expenditures and inventory, we were able to continue to reduce expenses and were able to control markdown levels while still reducing inventory levels, resulting in better than planned gross margin performance and lower than planned expenses.  Thus, we project first quarter earnings at the top end of our prior guidance range, even though our sales fell below the low end of our guidance range.  We project that our first quarter diluted earnings per share, excluding the impact of any potential non-cash goodwill impairment charge, will be approximately $0.00 per share, which is at the top end of our guidance for diluted earnings per share of between a loss of $(0.10) and breakeven ($0.00) per share that we provided in our November 18, 2008 press release.

“As we discussed in our Annual Report for the year ended September 30, 2008, the market price of our common stock has been subject to substantial volatility subsequent to September 30, 2008 and is currently trading near historically low prices.  Consequently, we are in the process of evaluating our goodwill for potential impairment in accordance with the interim period requirements of Statement of Financial Accounting Standards No. 142.  If the per share fair value of our common stock is determined to be less than the book value per share on December 31, 2008, our goodwill will be impaired and we will need to recognize a non-cash goodwill impairment charge, which could have a material adverse effect on our consolidated balance sheet and results of operations, but would not have any adverse effect on the covenant calculations of our debt agreements or our overall compliance with the covenants of our debt agreements.

“As previously announced, we are very pleased with our $10 million Term Loan prepayment during the quarter.  We believe this action indicates our continued commitment to increase shareholder value and deleverage our balance sheet, and reflects our continued confidence in our generation of free cash flow despite a challenging overall economic and retail environment.

“Looking forward, we feel very good about our product lines and we are cautiously optimistic about our future sales trend.  However, we recognize that we are faced with a very weak overall economic and retail environment and, thus, we continue to manage our inventory and expenditures very tightly.  Also, we feel strongly that the strategic restructuring and streamlining of our merchandise brands and store nameplates that we announced on July 1, 2008, will help improve our long-term profitability by simplifying our brand structure, reducing our cost structure, and leveraging both our renowned A Pea in the Pod luxury brand and our growing multi-brand Destination Maternity store brand.  We are focused on developing great maternity product under each of our brands and on improving our sales and profitability performance, while maintaining our keen focus on generating cash flow.

“We will report results for our first quarter and hold an investor conference call on January 27, 2009, at which time we will provide additional information related to our results for the first quarter and our future financial guidance.”

Destination Maternity Corporation is the world’s largest designer and retailer of maternity apparel, using its quick response replenishment system to “give the customer what she wants, when she wants it.”  As of December 31, 2008, Destination Maternity Corporation operates 1,033 retail locations, including 750 stores, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, Mimi Maternity®, and Destination Maternity®, and sells on the web through its DestinationMaternity.com and brand-specific websites.  In addition, Destination Maternity Corporation distributes its Oh Baby by Motherhood™ collection through a licensed arrangement at Kohl’s® stores throughout the United States and on Kohls.com.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including those regarding expected net sales, comparable store sales, other results of operations, liquidity and financial condition, expense savings, and various business initiatives, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: our ability to successfully manage our various business initiatives, our ability to successfully manage and retain our leased department and licensed relationships and marketing partnerships, future sales trends in our existing store base, unusual weather patterns, changes in consumer preferences and spending patterns, demographics and other macroeconomic factors that may impact the level of spending for maternity apparel,  overall economic conditions and other factors affecting consumer confidence, the impact of competition and fluctuations in the price, availability and quality of raw materials and contracted products, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, potential debt prepayments, changes in market interest rates, war or acts of terrorism and other factors set forth in the Company’s periodic filings with the Securities and Exchange Commission, or in materials incorporated therein by reference.